___________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2012

FUELSTREAM, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-14477	87-0561426
(State of Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

510 Shotgun Road, Suite 110 Fort Lauderdale, Florida		33326
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 423-5345

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 13, 2012, John Thomas resigned as the President and Secretary of Fuelstream, Inc. (the “Company”).

Also on November 13, 2012, Juan Carlos Ley was appointed as Chief Executive Officer and Secretary of the Company. A summary of Mr. Ley’s background and business experience is as follows:

Juan Carlos Ley. Mr. Ley, age 42, is the Chief Executive Officer of the Company. As a Hispanic born, first-generation American, Mr. Ley has a full understanding of the Company’s niche market focus. He is fluent in Spanish, both verbally as well as in written form because it is his first language. As with many first generation born Hispanic Americans, education was of primary importance to his family. Mr. Ley’s primary education was fostered in highly competitive private schools and was graduated with a Bachelor of Science degree from Cornell University, an Ivy League institution. His academic concentration was Finance and Marketing while complementing his education with independent studies at Cornell's Johnson Graduate School of Management. Mr. Ley possesses an entrepreneurial spirit and in the last seventeen years has been involved in several start-up companies in both the public and private sectors. Mr. Ley's responsibilities have included, but are not limited to managing the day to day operations of these businesses. Mr. Ley has also been profoundly involved with the R & D of new products and product lines, increasing production efficiencies, maximizing marginal contributions, financial planning and managing relationships with vendors and third party service providers on a daily basis. From December 2011 to March 2012, Mr. Ley served as the Chief Executive Officer of MedEx Direct, Inc. (Delaware) (hereafter, “Med Ex Delaware”), a filer of reports pursuant to the Securities Exchange Act of 1934. Since February 2010, Mr. Ley has been a principal and founder of Med Ex Direct (Florida), Inc., a one-time wholly owned subsidiary of Med Ex Delaware, a distributor of diabetic supplies throughout the United States that concentrated principally on Hispanic patients.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Fuelstream, Inc.

Date: November 13, 2012	By:	/s/ Juan Carlos Ley
Juan Carlos Ley Chief Executive Officer